AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT

AMENDMENT (the "Amendment") dated as of September 25, 2019 to that certain common stock purchase agreement (the "Agreement") made and entered into as of August 5, 2019, by and between **Sonnet Biotherapeutics, Inc.**, a New Jersey corporation (the "Company") and **GEM Global Yield Fund LLC SCS**, a "société en commandite simple" formed under the laws of Luxembourg (the "Purchaser").

WHEREAS, the Company and the Purchaser entered into the Agreement pursuant to which, subject to its terms and conditions, the Purchaser agreed to purchase up to One Hundred Million Dollars ($100,000,000) of duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock (the "Shares") at prices established by the terms of the Agreement; and

WHEREAS, the Company and the Purchaser wish to amend the Agreement to provide for a one-time purchase of up to Six Million ($6,000,000) of Registered Freely Marketable Shares on the terms and subject to the conditions set forth in this Amendment;

NOW, THEREFORE, the parties to this Amendment, intending to be legally bound, agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment without definition shall have the meanings given to such terms in the Agreement.

2. Effective Date. As used in this Amendment, the term "Effective Date" means the date that the Company becomes subject to the reporting requirements of the Exchange Act as the result of a merger of the Company with and into Chanticleer Holdings, Inc. or a subsidiary (the "Merger").

3. Draw Down. On the Effective Date, the Company shall have the right to issue a Draw Down Notice to the Purchaser for a Draw Down Amount Requested up to Six Million Dollars ($6,000,000). The Purchase Price will equal Three Dollars and 10/100 ($3.10) per Share equivalent to Sonnet valuation of One Hundred and Eighty-Three Million USD ($183,000,000) subject to adjustment for any stock split effected in connection with the Merger or otherwise. Such Draw Down proceeds will be used by Chanticleer Holdings, Inc. for general corporate purposes including but not limited to the payment of liabilities. All other terms of the Agreement shall apply to such Draw Down and the issuance of Shares to the Purchaser. A Draw Down pursuant to this Amendment shall be credited against the Aggregate Limit of $100,000,000 under the Agreement.

4. Warrant Coverage. In consideration of the commitment made by the Purchaser under this Amendment, on the Effective Date, the Company will issue to the Purchaser a registered warrant (the "Warrant") in form and substance as set forth on Exhibit A to this Amendment. The Warrant shall entitle the Purchaser or its assigns to purchase that number of Shares purchased pursuant to Section 3 of this Amendment at a purchase price of $.01 per Share. The Warrant will expire three (3) years following its date of issuance.

5. Effect of Amendment. Except as modified by this Amendment, the Agreement remains in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

SONNET BIOTHERAPEUTICS, INC.

By: ______________________________
Name: Pankaj Mohan, Ph.D.
Title: Chief Executive Officer

GEM GLOBAL YIELD FUND LLC SCS

By: ______________________________
Name: Christopher F. Brown
Title: Manager